UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 7, 2009

Innovex, Inc.
(Exact name of Registrant as Specified in its Charter)

Minnesota
(State Or Other Jurisdiction Of Incorporation)

000-13143	41-1223933
(Commission File Number)	(I.R.S. Employer Identification No.)

3033 Campus Drive, Suite E180 Plymouth, MN	55441
(Address Of Principal Executive Offices)	(Zip Code)

(763) 383-4000
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into a Material Definitive Agreement.

Innovex, Inc. (the “Company”) and its subsidiary, Innovex (Thailand) Limited, are borrowers under credit facilities agreements with Ayudhya Public Company Limited and TMB Bank Public Company Limited as lenders.  During the months of February, March and April of 2009, the Company received verbal extensions from the lenders with respect to scheduled payments of approximately $16.1 million during such months under the credit facilities agreements. While the Company has not received any formal written extension from either lender, the Company believes the lenders will not demand immediate payment of the obligations under the credit facilities, so long as the Company is working with the lenders to restructure the existing bank debt and to obtain an additional short term working capital facility. The Company anticipates that it may require additional extensions with respect to payments which otherwise become due and are not paid pending resolution of the restructuring discussions with the lenders. There is no assurance that the Company’s debt will be restructured on terms acceptable to the Company or at all.

ITEM 2.02 Results Of Operations And Financial Condition.

The Company hereby furnishes a press release issued on May 7, 2009 and attached hereto as Exhibit 99.1 disclosing material non-public information regarding the Company’s results of operations for the quarter ending April 4, 2009.

ITEM 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release issued May 7, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INNOVEX, INC.

		By:	/s/ Randy Acres
Randy Acres
Senior Vice President and CFO

Date:	May 11, 2009